Exhibit (a)(1)(F)

UBID.COM HOLDINGS, INC.
INDIVIDUAL STATEMENT OF OPTIONS

UBid.com Holdings, Inc. (“uBid”) is offering eligible employees the opportunity to tender, or exchange, certain outstanding stock options for restricted stock rights (“RSRs”). The RSRs will be granted under the uBid 2005 Equity Incentive Plan. The RSRs will take the form of shares of restricted stock. You may be eligible to participate in this offer because you have outstanding stock options with an exercise price greater than $2.00, you hold more than 500 stock options and you are currently employed by uBid. Options eligible for exchange will be those having an exercise price per share that is more than $2.00. Participation in this offer is voluntary and you are under no obligation to tender any of your eligible stock options.

This Individual Statement of Options highlights some of the key points of the offer. This statement is intended to provide you with information you may find useful in determining whether or not you wish to exchange each eligible option. It should be read in conjunction with the complete terms and conditions of the offer contained in the Offer to Exchange. This statement provides you with a table showing both your individual stock option information and the associated RSR exchange information at an assumed common stock price. It illustrates what will happen if you choose to exchange or retain your current stock options. Please keep in mind that future performance of uBid’s stock will depend on many factors.

Once you’ve reviewed the information in this Individual Statement of Options and the Offer to Exchange, you must then complete the Letter of Transmittal to participate in the exchange offer. On the Letter of Transmittal, you must make an election of whether or not you wish to tender your stock options, and you must sign and return the Letter of Transmittal so it is received by uBid no later than 9:00 p.m. Central Time, March 18, 2008. You may withdraw your election at any point during the election period by submitting a Notice of Withdrawal. All forms must be received before this deadline. If you do not submit an executed Letter of Transmittal by this deadline, it will be interpreted as your decision to not participate in the option exchange program and you will retain all your current stock options with their current terms. All decisions are final as of 9:00 p.m. U.S. Central Time, March 18, 2008.

Your Eligible Stock Options

You may choose to exchange eligible stock options that were granted under our 2005 Equity Incentive Plan. Below is a summary of your eligible stock options, the 3 to 1 exchange ratio for each option and the number of RSRs you would be granted in the exchange.

Optionee Name	Grant Date	Exercise Price	Number Outstanding	Exchange Ratio	New Awards Issued Upon Exchange

Abrams, Jason	12/29/05	$4.50	10,000	3 to 1	3,333
Abrams, Jason	10/16/06	$3.55	10,000	3 to 1	3,333
Apura, Caesar	09/15/06	$3.65	1,000	3 to 1	333
Barrowman, James	12/29/05	$4.50	5,000	3 to 1	1,667
Brar, Parmpaul	01/03/06	$6.15	1,000	3 to 1	333
Brasch, Theo	12/29/05	$4.50	15,000	3 to 1	5,000
Cook, Christopher	12/29/05	$4.50	1,000	3 to 1	333
Dahl, Sally	12/29/05	$4.50	25,000	3 to 1	8,333
Dahl, Sally	01/01/06	$6.15	50,000	3 to 1	16,667
Feczko, Norman	12/29/05	$4.50	10,000	3 to 1	3,333
Garvin, Jennifer	12/29/05	$4.50	5,000	3 to 1	1,667

Gonzalez, Elsa	12/29/05	$4.50	5,000	3 to 1	1,667
Greenblatt-Cohen, Sharon	06/26/06	$6.50	10,000	3 to 1	3,333
Griffith, Matthew	12/29/05	$4.50	10,000	3 to 1	3,333
Kinsinger, Brock	12/18/06	$2.90	1,000	3 to 1	333
Klugger, Richard	12/29/05	$4.50	5,000	3 to 1	1,667
Leiran, Heather	12/29/05	$4.50	5,000	3 to 1	1,667
Maiman, Michael	07/17/06	$6.49	1,000	3 to 1	333
Martinez, Miguel	12/29/05	$4.50	75,000	3 to 1	25,000
McPhee, Tracey	12/29/05	$4.50	5,000	3 to 1	1,667
Owens, Jeanice	12/29/05	$4.50	5,000	3 to 1	1,667
Pflibsen, Allen	12/29/05	$4.50	10,000	3 to 1	3,333
Powers, Amy	12/29/05	$4.50	10,000	3 to 1	3,333
Powers, Amy	10/16/06	$3.55	10,000	3 to 1	3,333
Schrempf, David	12/29/05	$4.50	5,000	3 to 1	1,667
Smith, Angela	03/06/06	$6.74	5,000	3 to 1	1,667
Takesue, Timothy	12/29/05	$4.50	500,000	3 to 1	166,667
Washam, John	12/29/05	$4.50	10,000	3 to 1	3,333

1. The ratio of eligible option shares to be canceled to RSRs to be granted. This ratio will be 3 to 1.

2. The number of RSRs that would be granted in exchange for each outstanding option award.

If You Choose to Participate

If you choose to exchange a stock option grant through this program, you will surrender all, or a portion of the exchanged, unexercised shares in that grant. For each eligible option grant you elect to exchange, you will receive a new RSR award, based on your option grant’s associated exchange ratio. Your new RSR awards represent the right to receive shares of uBid common stock once you meet the vesting requirements. Unlike your current stock options, you will not have to pay an exercise price to receive these shares of uBid common stock.

All restricted stock rights received in exchange for eligible options will be subject to a vesting schedule. We will grant restricted stock rights promptly following the expiration of the offer in exchange for properly tendered options. If your employment with us terminates before all of your restricted stock rights have vested, you will forfeit any restricted stock rights that remain unvested on the date your employment terminates.

As you vest in your RSR award over time and your shares of uBid stock are no longer subject to forfeiture on termination of employment, you will be required to recognize the value of these shares as taxable income.

If You Choose Not to Participate

If you choose not to participate in the exchange, you will keep your current stock option grants, you will not receive RSRs and your outstanding stock options will retain their current vesting provisions, exercise price and other terms. Again, participation in this program is completely voluntary and you are under no obligation to participate.

What Do You Need To Do?

Once you have reviewed this statement and the Offer to Exchange, along with the other option exchange program materials, you must complete, sign, date, and return the Letter of Transmittal if you wish to participate in the exchange. The executed Letter of Transmittal must be received by uBid before 9:00 p.m.

Central Time, March 18, 2008. The executed form may be submitted by any of the following three methods:

>	Via electronic delivery: Scan the completed and signed Letter of Transmittal and e-mail it to mikem@ubid.com.

=>	Via facsimile: (773) 272-4000

>	Via mail or courier:	Miguel A. Martinez, Jr.
uBid.com Holdings, Inc.
8725 W. Higgins Road, Suite 900
Chicago, Illinois 60631

About This Program

Participation in this program involves a number of potential risks described in the Offer to Exchange. Since the stock’s future market price is unpredictable, eligible employees should carefully consider these risks. It is possible for your stock options to have a greater or lesser value than the RSRs you receive under this offer.

EMPLOYEES ARE ENCOURAGED TO CAREFULLY CONSIDER THESE RISKS AND TO SPEAK WITH FINANCIAL AND TAX ADVISORS AS NECESSARY BEFORE DECIDING WHETHER OR NOT TO PARTICIPATE IN THE OFFER.